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                          OFFER TO PURCHASE FOR CASH
             Any and All of the Outstanding Shares of Common Stock
        (Together with the Associated Preferred Stock Purchase Rights)
                                      of
                                 Peapod, Inc.
                                      at
                      $2.15 Net Per Share of Common Stock
                                      by
                            Bean Acquisition Corp.
                    an indirect wholly owned subsidiary of
                            Koninklijke Ahold N.V.
                                 (Royal Ahold)

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, AUGUST 23, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                   July 27, 2001

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase, dated July 27, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by Bean Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. ("Royal Ahold"), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands, to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the "Shares"), of Peapod, Inc., a Delaware corporation (the "Peapod"), at a price of $2.15 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares (the "Certificates") are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer-- Section 3-- Procedures for Tendering Shares" of the Offer to Purchase.

   We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

   Please note the following:

      1. The Offer Price is $2.15 per share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

      2. The Offer is not conditioned upon any minimum number of Shares being tendered. However, the Offer is subject to certain conditions described in "The Tender Offer--Section 1--Terms of the Offer," "The Tender
   Offer--Section 12--Conditions of the Offer" and "Introduction" of the Offer to Purchase.

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      3. The Offer is being made for all of the issued and outstanding Shares.

      4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Wilmington Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 30.5% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

      5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, August 23, 2001, unless the Offer is extended.

      6. The Board of Directors of Peapod based on the unanimous recommendation of a special committee of independent directors of Peapod (a) has determined that the terms of each of the Offer and the merger (the "Merger") of the Purchaser with and into Peapod are fair to, and in the best interests of, the Holders of Shares (other than Royal Ahold and its affiliates), (b) has approved the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 2001, by and among Royal Ahold, the Purchaser, Ahold U.S.A. Holdings, Inc. and Peapod and the transactions contemplated thereby, including, without limitations, the Offer and the Merger and (c) has resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger if submitted for their approval.

      7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Certificates for Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, and if certificates evidencing the associated preferred stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates),
   (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares (or certificates for Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

   The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state.

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                       Instructions with Respect to the
                          Offer to Purchase for Cash
             Any and All of the Outstanding Shares of Common Stock
        (Together with the Associated Preferred Stock Purchase Rights)
                                      of
                                 Peapod, Inc.

   The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated July 27, 2001, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by Bean Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. ("Royal Ahold"), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands, to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), together with the associated preferred stock purchase rights, of Peapod, Inc., a Delaware corporation, at a purchase price of $2.15 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Shares to be Tendered*: ____________________________________________
 Date: ________________________________________________________________________

                                   SIGN HERE
 Signature(s): ________________________________________________________________
 Print Name(s): _______________________________________________________________
 Print Address(es): ___________________________________________________________
 Area Code and Telephone Number(s): ___________________________________________
 Taxpayer Identification or Social Security Number(s): ________________________
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* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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